Exhibit 99.1

FOR IMMEDIATE RELEASE

Turtle Beach Announces Successful Closing of Follow-on Public Offering of Common Stock and Concurrent Private Placement

San Diego, CA - February 5, 2016 - Turtle Beach Corporation (NASDAQ: HEAR), a leading audio technology company, has successfully closed its previously announced underwritten public offering of 5,000,000 shares of its common stock at a price to the public of $1.00 per share (the Offering) and its separate, concurrent, side-by-side private placement of 1,700,000 shares of its common stock at a price of $1.00 per share (the Private Placement). Turtle Beach will receive approximately $6.2 million in net proceeds from the Offering and the Private Placement.

Insiders purchased an aggregate of $3.15 million of common stock in the Offering and the Private Placement. SG VTB Holdings, LLC, Turtle Beach’s largest stockholder, Ronald Doornink, Turtle Beach’s Chairman of the Board, and Juergen Stark, Turtle Beach’s Chief Executive Officer, purchased an aggregate of 1.45 million shares of common stock in the Offering, and SG VTB Holdings, LLC purchased an additional 1.7 million unregistered shares of common stock in the Private Placement.

Turtle Beach will use all net proceeds from the Offering and the Private Placement for working capital and general corporate purposes, including applying such proceeds against the outstanding principal balance of its working capital line of credit with Bank of America (the Line of Credit) as required by the terms of the amendments to the Company’s credit documents entered into on February 1, 2016 which, among other things, provide that on or prior to February 5, 2016, Turtle Beach receive net proceeds of not less than $6.0 million of additional capital and apply such proceeds against the Line of Credit.

The securities sold in the Offering described above were offered by the Company pursuant to a registration statement on Form S-3 which was filed with the Securities and Exchange Commission (SEC) and became effective on May 16, 2013.

Oppenheimer & Co. Inc. acted as the sole book-running manager, and Lake Street Capital Markets acted as co-manager for the Offering.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, by calling (212) 667-8563, by email to EquityProspectus@opco.com or by accessing the SEC’s website at www.sec.gov.
About Turtle Beach Corporation

Turtle Beach Corporation (www.turtlebeachcorp.com) designs innovative audio products for the consumer, commercial and healthcare markets. Under the Turtle Beach brand (www.turtlebeach.com), the Company markets a wide selection of quality gaming headsets catering to a variety of gamers’ needs and budgets, for use with video game consoles, including officially-licensed headsets for the Xbox One and PlayStation®4, as well as for personal computers and mobile/tablet devices. Under the HyperSound brand (www.hypersound.com), the Company markets pioneering directed audio solutions that have applications in digital signage and kiosks, consumer electronics and healthcare.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release, including those regarding the intended use of proceeds from the Offering and concurrent private placement, may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Forward looking statements are based on management’s statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, the anticipated use of the proceeds of the Offering which could change as a result of market conditions or for other reasons, the substantial uncertainties inherent in acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in the prospectus supplement filed in connection with the Offering, the Company’s most recent Annual Report on Form 10-K and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

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For Media/PR Information, Contact:	For Investor Information, Contact:
MacLean Marshall	Cody Slach
PR/Communications Director	Investor Relations
Turtle Beach Corp.	Liolios
858.914.5093	949.574.3860
maclean.marshall@turtlebeach.com	HEAR@liolios.com

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